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UMH Properties, Inc.

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UMH PROPERTIES, INC.

Juniper Business Plaza

3499 Route 9 North, Suite 3-C

Freehold, NJ 07728

(732) 577-9997

Fax: (732) 577-9980

ckoster@umh.com

June 14, 2016

Institutional Shareholder Services

Attn: Fredo Vasquez (f.vasquez@issgovernance.com)

Attn: Kathy Cohen (USResearch@issgovernance.com; GlobalResearch@issgovernance.com)

Dear Mr. Vasquez and Ms. Cohen,

UMH Properties, Inc. (“UMH”) believes that the Proxy Paper published by Institutional Shareholder Services on April 29, 2016 (the “Report”), relating to UMH’s proxy statement for the upcoming annual shareholders’ meeting, to be held on June 16, 2016, contains flawed logic and accordingly the Company disagrees with the conclusions set forth in the Report.

ISS is recommending withhold votes from each of the directors who are eligible for re-election: Michael P. Landy, James E. Mitchell and Stephen B. Wolgin. It bases its recommendation on UMH’s failure to adopt a non-binding shareholder proposal that was voted on at last year’s annual meeting and the modified-single-trigger contained in the employment agreements of two of the Company’s named executive officers. For the reasons set forth herein, UMH disagrees with these conclusions. The Report also addresses the practices of increasing authorized shares without shareholder approval and the pledging of shares by executive officers and directors.

1.	The Majority Voting Proposal Was Not Approved By A Majority of Outstanding Shares

The UMH Board of Directors has carefully considered the non-binding shareholder proposal on the ballot in 2015 regarding majority voting for Director elections. In 2015, over half of the beneficial shares – over 8 million shares in total – did not vote. The proposal received less than 31% approval based on the total number of shares outstanding. The shareholder proposal only received a vote in favor from a majority of the shares that actually voted on the proposal at the meeting either in person or by proxy. The Board of Directors, based on the advice of the Nominating Committee, concluded that it is not in the best interests of UMH and its shareholders to implement a majority voting standard when the majority voting proposal was not approved by the majority of outstanding shares.

It is a vast oversimplification for ISS to conclude that UMH’s Directors were not following shareholder direction.

A NYSE Company: Symbol - UMH

since 1968

2.	Single-Trigger Provisions in Employment Agreement

ISS criticizes the employment agreements of President and CEO Samuel A. Landy and CFO Anna T. Chew for having modified single-trigger severance provisions. Mr. Landy is the son of founder Eugene W. Landy and has been employed by the Company since 1991. He has served as a director for 24 years. Ms. Chew has also been employed by the Company since 1991 and has served as a director for 21 years. These employees have had prior employment agreements with single-trigger provisions and throughout their tenure, they have worked tirelessly to grow the Company and enhance shareholder returns. UMH shareholders vote on executive compensation every three years through a say-on-pay vote. The last vote was held in 2014 which resulted in 94% of the shares that voted on the issue approving the executive compensation. Mr. Landy and Ms. Chew were also re-elected as directors in 2015 and received 98.6% and 94.8%, respectively, of the shares that voted on the issue approving their re-election. This is demonstrative of shareholders’ confidence in their abilities and value as officers and directors of the Company. It should also be noted that UMH’s executive compensation is well below the ISS peer group median. As indicated in the Report, Mr. Samuel Landy’s total compensation is 61% of the ISS pay median.

3.	Increase in Authorized Shares Without Shareholder Approval is Permitted under Maryland Law

As ISS acknowledges in its report, Maryland REITs may issue added shares without the necessity of shareholder meetings and votes. UMH has issued shares to raise equity capital for the purpose of purchasing communities, rental homes and paying down certain loans and mortgages as well as other general corporate purposes. Raising capital through an increase in authorized shares is a standard industry practice. It would simply be impractical to require a business to submit to a shareholder vote every time a corporation sought to raise capital by issuance of new shares. We hardly believe any of our shareholders are concerned with the amount of authorized common, preferred or excess shares.

4.	Pledging of Shares

ISS has expressed concern that pledging of shares by two of UMH’s named executive officers and one of its directors may result in a forced sale of shares which can negatively impact the stock price. Pledging shares by executive officers is a widespread practice that allows executives who have a high concentration of wealth in company stock to purchase other assets and achieve financial diversification. The title of the pledged shares remains with the executive and because pledging is used to obtain a collateralized loan, pledging by its nature requires the executive to continue to hold company stock. Therefore, unlike hedging which UMH prohibits, pledging, in and of itself, does not disconnect the interests of the executive with those of the shareholders when used reasonably and appropriately. Pledging of shares can be a reasonable part of a company’s compensation and governance program particularly if responsibly managed so that pledging is not allowed to take an executive below the company’s stock ownership guidelines. In September 2015, UMH implemented a CEO stock ownership policy requiring its CEO to own shares of the common stock having a value equal to at least six times his or her base salary. UMH’s CEO currently owns shares having a value that is approximately 10 times his base salary. There can be no question that his interests are fully aligned with those of the Company’s shareholders.

A NYSE Company: Symbol - UMH

since 1968

According to the recent proxy filing, Eugene W. Landy, Chairman of the Board and Founder of UMH, owns approximately 4.99% of the outstanding shares of the Company. Mr. Landy founded the Company in 1968. The fact that approximately half of his shares are pledged does not misalign his interests in any way with those of the shareholders. Mr. Landy’s pledged shares along with those of Samuel A. Landy and Michael P. Landy, cumulatively represent 4.08% of the Company’s outstanding shares, which even the Report states is not a percentage that raises any significant concerns.

UMH also wishes to note that the comparison on page 3 of the Report of UMH’s stock price performance to the MSCI REIT index and Russell 3000 is misleading. The comparison does not take into account the fact that UMH is a high dividend-paying company and that when those dividends are reinvested, the total investment return is far greater than the stock price performance illustrated in the Report.

We also note that the Report refers to Net Income throughout its analysis; however, it is standard industry practice for REITs to use Fund from Operations (“FFO”) in measuring financial performance. FFO excludes historical cost depreciation as an expense and may facilitate the comparison of REITs which have a different cost basis.

For these reasons, UMH strongly disagrees with the conclusions set forth in the ISS report.

Sincerely yours,

Craig Koster
General Counsel

A NYSE Company: Symbol - UMH

since 1968